Exhibit 99.2

NY MAGIC INC
Moderator: Andrew Mielach
03-01-10/9:00 a.m. EST
Confirmation # 58822563

NYMAGIC, INC

Moderator: Andrew Mielach
March 1, 2010
9:00 a.m. EST

Operator:	Good morning. Welcome to the NYMAGIC investor call to discuss fourth quarter and year-end 2009 financial results. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Now I would like to turn the call over to Andrew Mielach of Tiberend Strategic Advisers. Please go ahead, sir.

Andrew Mielach:	Thank you. And thank you, everyone, for joining us today.

By now, all of you should have received a copy of the company’s press release, which was disseminated Friday after the close of the financial markets. If you’ve not received a copy, please contact Tiberend Strategic Advisers at 212-827-0020 and a copy will be e-mailed to you immediately.

With us today, we have George Kallop, president and CEO; Tom Iacopelli, chief financial officer; and Paul Hart, general counsel.

Before we begin, we would like to remind everyone that any forward-looking statements concerning the company’s operations, economic performance, and financial condition contained herein, including statements related to the outlook of the company’s performance in 2010 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the company.

NY MAGIC INC
Moderator: Andrew Mielach
03-01-10/9:00 a.m. EST
Confirmation # 58822563

Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but are not limited to the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, estimation of loss reserves and loss reserve development, net loss retention and the effect of competition, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies and other reinsurance uncertainties as included in the company’s filing with the Securities and Exchange Commission.

These risks could cause financial results of the 2010 year and beyond to differ materially from those expressed and any forward-looking statements made. The company undertakes no obligation to update publicly or advise any forward-looking statements made.

And now I’d like to turn the call over to George Kallop, president and CEO of NYMAGIC.

George Kallop:	Thank you. Good morning, everyone.

This morning, I’ll make some brief comments on the fourth quarter and the year ended December 31, 2009. And afterwards, we will be happy to take any questions you may have.

Overall, I am very pleased to report that the company had a very good fourth quarter and a very profitable 2009. The company reported net income of $13.2 million, or $1.53 per fully diluted share, for the three months ended December 31, 2009.

For the year ended December 31, 2009, the company reported net income of $45.5 million, or $5.26 per diluted share.

NY MAGIC INC
Moderator: Andrew Mielach
03-01-10/9:00 a.m. EST
Confirmation # 58822563

Book value per share, calculated on a fully diluted basis, increased from $19.11 at December 31, 2008, to $24.84 at December 31, 2009. This was an increase of $5.73 per share, or 30 percent.

We are very pleased with the returns provided to our shareholders during this period.

Focusing on insurance operations, gross premiums written totaled $46.2 million, and net premiums written totaled $36.7 million during the fourth quarter of 2009, compared with gross premiums written of $42.6 million and net premiums written of $31.4 million during the fourth quarter of 2008. This represented increases of 8 percent and 17 percent, respectively.

Gross premiums written totaled $213.6 million, and net premiums written totaled $162.6 million for the year ended December 31, 2009, compared with gross premiums written of $217.3 million and net premiums written of $165.4 million for the year ended December 31, 2008. Gross premiums written and net premiums written each declined by 2 percent for 2009 as a whole, due to weaker results earlier in the year.

Within the ocean marine segment, our decision to terminate a cargo program at the end of 2007 caused reductions in each of gross and net premiums written totaling $8.6 million during 2009. Most other marine lines posted small decreases in gross premiums written during the fourth quarter. However, for the full year ended December 31, 2009, marine liabilities, energy and hull war were up slightly over 2008 for the year as a whole.

Within inland marine fire, both property and surety premiums increased by a significant amount during the fourth quarter of 2009. For the year ended December 31, 2009, both property and surety posted substantial increases over 2008.

Within other liabilities, MMO agencies contributed $12.1 million to gross premiums through December 31, 2009, and $4.3 million during the fourth quarter alone. Professional liability increased significantly during the fourth quarter, as compared with the fourth quarter 2008. For the full year 2009, professional liabilities increased by a modest amount over 2008.

NY MAGIC INC
Moderator: Andrew Mielach
03-01-10/9:00 a.m. EST
Confirmation # 58822563

Excess workers compensation premiums were down substantially from 2008 during the fourth quarter of 2009, but they were down only modestly for the year. These premiums tend to come in big chunks, so I would not attribute too much to this quarterly difference.

Our premium volumes held up quite nicely in the face of the economic downturn and increased unemployment that characterized 2009. Our casualty premiums, concentrated in northeast contractor’s liability business, were down substantially during 2009 from 2008, reflective of decreased construction activity.

Our premium volumes held up quite nicely in the face of the economic downturn and increased unemployment that characterized 2009. Our casualty premiums, concentrated in northeast contractor’s liability business, were down substantially during 2009 from 2008, reflective of decreased construction activity.

Notably, however, casualty premiums increased substantially during the fourth quarter of 2009 over 2008. Net premiums earned total $39.3 million during the fourth quarter of 2009, compared with $38.6 million during the fourth quarter of 2008. This was an increase of two percent. Net premiums earned totaled $157 million for the 12 month ended December 31, 2009, compared with net premiums earned of $167.1 million during 2008. This was a decrease of six percent.

Most of these decreases in net premiums earned occurred within the ocean marine segment, and a substantial portion of this was attributable to termination of the cargo program referred to earlier.

Inland marine fire net premiums earned increased substantially during the fourth quarter of 2009 over 2008, although they finished flat for the year as a whole. On the other hand, other liabilities net premium earned increased significantly during the fourth quarter of 2009 and finished up for the year as a whole, as well.

The company’s combined ratio was 99.9 percent for the three months ended December 31, 2009, as compared with 100.3 percent for the same period of 2008. The company’s combined ratio was 98.7 percent for the year ended December 31, 2009, as compared with 112.1 percent for the same period of 2008.

NY MAGIC INC
Moderator: Andrew Mielach
03-01-10/9:00 a.m. EST
Confirmation # 58822563

Hurricanes Gustav and Ike and the settlement of certain disputed reinsurance receivables contributed 11.4 percent to the combined ratio for the year ended December 31, 2008.

Favorable loss reserve development amounted to $6.8 million and $20 million respectively during the fourth quarter and year ended December 31, 2009. Favorable loss development in 2009 occurred in each business segment, primarily as a result of favorable loss reporting trends.

The company’s loss ratio was a very favorable 45 percent for the fourth quarter of 2009 and 48.1 percent for the year ended December 31, 2009.

Turning to investment results, net investment income amounted to $7.3 million for the fourth quarter of 2009 and $41.7 million for the year ending December 31, 2009. Investment income for the year 2009 included $26.7 million from limited partnership hedge funds, $10.6 million from fixed maturities, and $6.4 million from trading securities and commercial loans.

Net realized investment gains were $13.4 million during the fourth quarter of 2009 and net realized investment gains for the year ended December 31, 2009, were $15.3 million. These net realized investment gains resulted primarily from the sale of selected fixed-income instruments that was undertaken to further reposition the company’s holdings.

In summary, investment returns during the fourth quarter and the year ended December 31, 2009, were truly exceptional and contributed substantially to shareholder returns. At December 31, 2009, the company’s total cash and investments amounted to $675.7 million compared with $547 million at December 31, 2008.

This was an increase of well over $100 million that resulted from increases in the value of the company’s investments, as well as favorable cash flow from operations.

In conclusion, NYMAGIC had a very profitable fourth quarter and a very profitable year ending December 31, 2009. Book value per diluted share has increased by 30 percent during 2009, a remarkable achievement.

NY MAGIC INC
Moderator: Andrew Mielach
03-01-10/9:00 a.m. EST
Confirmation # 58822563

2009 was a turnaround year for NYMAGIC after a very difficult 2008. We are very pleased with the results that we have achieved. I would now be pleased to answer any questions you may have.

Operator:	At this time, if you would like to ask a question, press star, one on your telephone keypad. We’ll pause for a moment to compile the Q&A roster.

Again, to ask a question, press star, one.

At this time, there are no questions.

George Kallop:	All right. Well, just to wrap it up, I thank you all for your attention. Obviously, 2009 was a great year for our company. And we’re looking forward with optimism to 2010 and hope to have you on our call to report first quarter results. Thank you.

Operator:	This concludes today’s conference. You may now disconnect your line.

END